AT&T First-Quarter Reported Revenue Increases 5.4 Percent,

Pro Forma Revenue Increases 2.0 Percent

Loss Per Share of 10 Cents on a Reported Basis

EPS, Excluding Other Income and Excite@Home Goodwill Impairment Charge,

Was 6 Cents Per Share

FOR RELEASE TUESDAY, APRIL 24, 2001

NEW YORK - AT&T today announced first-quarter results for AT&T Group.

Reported revenue increased $862 million, to approximately $16.76 billion, a 5.4 percent increase over the year-ago quarter. AT&T Group revenue increases are primarily due to strong results from Wireless, Broadband and Business data/Internet Protocol (IP), partially offset by a decline in Consumer and Business long distance voice revenue. Pro forma revenue, which is adjusted for the acquisition of MediaOne, the elimination of per line charges, the consolidation of Excite@Home, and closed cable partnerships, increased $336 million, or 2.0 percent, over the same period.

As expected, earnings per share (EPS), excluding other income and a goodwill impairment charge, were $0.06 per diluted share in the first quarter, a decrease of 82.4 percent compared to the $0.34 per diluted share from the year-ago quarter. On a reported basis, AT&T Common Stock Group lost $0.10 per diluted share compared to earnings per diluted share of $0.54 for the first quarter of 2000. The first quarter 2001 loss includes the effect of the implementation of Statement of Financial Accounting Standards No. 133, and the impact of a $739 million non-cash, goodwill impairment charge related to Excite@Home.

At the end of the quarter, AT&T's net debt level, excluding monetized debt of $8.6 billion, was approximately $47.5 billion, a reduction of $8.7 billion from year end. The company said it will continue to work aggressively to reduce its total debt by monetizing non-strategic assets and ownership interests.

"Our business, along with others in the industry, continues to feel the impact of declines in long distance voice revenue. At the same time, we're focused on managing for profitability, paying down debt and executing on the strategic investments we've made in our next generation of end-to-end broadband businesses," said Chairman and CEO C. Michael Armstrong.

"Our growth businesses continue to drive solid revenue gains. Wireless delivered another quarter of strong revenue growth - more than 46 percent. Broadband is growing revenue more than 10 percent by adding new subscribers for advanced services while we focus on reducing costs and improving margins. Business data services revenue continued to grow at about 20 percent, despite pricing pressures. Consumer generated $4 billion of revenue, sustained its industry-leading margins of more than 30 percent, and will benefit from our strategic acquisition of digital subscriber line assets this quarter."
1st Quarter at a Glance			1st Quarter Highlights
	1Q01	Vs 1Q00	Total Revenue	$16.8b
Business Services Revenue	$7.2b	(1.1%)*	Reported EPS	$(0.10)
Consumer Services Revenue	$4.0b	(16.2%)*	Cash EPS, excluding other income and a goodwill impairment charge	$0.20
Wireless Services Revenue	$3.2b	46.2%	Total Assets	$207.1b
Broadband Revenue	$2.5b	10.9% *	Capital expenditures	$3.3b
EBITDA, excluding other income	$4.7b	8.8%
EBIT, excluding other income	$1.8b	(22.8%)

* Pro Forma

HIGHLIGHTS:

  Cash earnings, excluding other income and a goodwill impairment charge, were $0.20 per diluted share in the first quarter.
  Earnings before interest and taxes (EBIT), excluding other income and a goodwill impairment charge, and earnings before interest, taxes and depreciation and amortization (EBITDA), excluding other income and a goodwill impairment charge, were $1.82 billion and $4.74 billion, respectively.
  Capital expenditures for the first quarter were $3.29 billion. Most of the expenditures were related to Wireless, primarily focused on capacity upgrades and improvements to network quality, Business, related to data and IP, and Broadband, for the launch of advanced services and plant upgrades.

AT&T BUSINESS UNIT HIGHLIGHTS:

  AT&T Business reported revenue was $7.17 billion, a decline of 1.2 percent over the year-ago quarter. Pro forma revenue declined 1.1 percent over the year-ago quarter.

Business revenue declined primarily due to continued pricing pressures in long distance voice, despite a mid-single-digit increase in long distance calling volumes. The pricing pressures resulted in long distance voice revenue declining by a low-teen percentage rate, compared to the year-ago quarter. AT&T Business continues to focus resources on delivering high-speed data and IP services. As a result, the unit continued to see a revenue shift from voice to higher growth products such as data/IP and services. Among the unit's higher growth products are packet services (Frame Relay, ATM and IP), which on a combined basis grew approximately 40 percent over the same period last year. AT&T Solutions revenue grew at a mid-teens rate primarily due to new outsourcing contracts and add-on business from existing clients.

First quarter EBIT margin, excluding other income, increased to 16.5 percent, but was a 3.8 percentage point decline from the full-year 2000 margin of 20.3 percent. The increase reflects lower restructuring charges, partially offset by the impact of pricing pressure within the long distance voice business as well as the shift from higher-margin long distance services to lower-margin growth services. Reported EBIT and EBITDA declined 11.2 percent and 5.4 percent, respectively, over the year-ago quarter.

  AT&T Consumer had $4.01 billion in reported revenue for the first quarter, a decline of 20.5 percent, over the year-ago quarter. The unit's pro forma revenue decreased 16.2 percent. The revenue decrease was primarily driven by technology substitution of wireless and Internet services, continued customer migration to lower-priced optional calling plans and prepaid card products, and the effects of competition.

First quarter EBIT, excluding other income, decreased 21.4 percent over the year-ago quarter. Reported EBIT and EBITDA declined 20.5 percent and 20.4 percent, respectively, over the year-ago quarter. The decline reflects the impact of lower revenue, partially offset by the unit's efforts to manage costs. The unit's EBIT margin, excluding other income, was 32.8 percent.

During the quarter, the company announced that it would acquire substantially all of the assets of NorthPoint, a DSL provider, for use by AT&T's Business and Consumer units. The acquisition supports Consumer's strategy of delivering residential customers high-speed access, local, and long distance service over the same line. AT&T Consumer will begin rolling out the service later this year. Consumer also introduced the AT&T 7/7 Offer, giving consumers unlimited access to the Internet via AT&T WorldNet with a 24/7 rate of seven cents a minute on state-to-state long distance calls.

  AT&T Wireless Group earnings are also reported separately and can be found at www.att.com/wirelessir.

Wireless revenue increased 46.2 percent to $3.21 billion in the first quarter compared to the year-ago quarter. The total revenue increase reflects the impact of acquisitions, as well as continued strength in mobility revenue driven by strong subscriber growth, which was slightly offset by a decline in average revenue per user (ARPU).

Services revenue for the mobility business increased $939 million to total $2.93 billion in the first quarter, which represented growth of 47.2 percent compared with the year-ago period. Total consolidated subscribers were 15.7 million at the end of the first quarter, representing a 57.7 percent increase from the prior year, including subscribers associated with acquisitions that occurred subsequent to the first quarter of 2000.

Total revenue increased 25.7 percent compared to the year-ago quarter when adjusted to exclude the impact of the June 2000 acquisition of properties in the San Francisco Bay area, as well as the impact of the acquisition of properties in the Los Angeles market in December 2000.

Wireless had EBITDA, excluding other income, in the first quarter of $717 million, an increase of 78.9 percent from the year-ago period.

  AT&T Broadband first quarter pro forma revenue, which includes the results of MediaOne in both periods and also adjusts for other cable transactions, increased 10.9 percent to $2.47 billion year-over-year due to increased revenue from video operations, high-speed data and broadband telephony.

AT&T Broadband experienced rapid growth of new services as the unit added about 700,000 advanced new service revenue-generating units (RGUs), which include broadband telephony, high-speed data and digital video customers. This represented an increase of approximately 70 percent from the year-ago quarter.

The unit improved its presence in major markets by adding about 153,000 broadband telephony customers, more than twice as many as the year-ago quarter. The unit added approximately 340,000 digital video customers, a 54.0 percent increase; and about 206,000 high-speed data customers, an increase of 57.0 percent over the prior year quarter.

The unit ended the quarter by reaching three major milestones: 700,000 broadband telephony customers, 3 million digital video customers and a total of 5 million RGUs.

Pro forma EBITDA margins, excluding other income, decreased 6.8 percentage points over the year-ago quarter due to expenses associated with the roll out of broadband telephony, higher programming costs and increased restructuring charges, offset by revenue growth. Capital expenditures for the unit in the quarter were $807 million, with approximately $423 million related to the launch of advanced services and $115 million for plant upgrade expenditures.

  Corporate and Other, includes the consolidated results of Excite@Home, corporate staff functions and eliminations. Reported revenue increased $54 million in the first quarter to a negative $89 million compared to a negative $143 million in the year-ago quarter, primarily due to increased revenue from Excite@Home. Corporate and Other EBITDA, excluding other income and a goodwill impairment charge, improved $260 million to $73 million, compared with the year-ago quarter.

RESTRUCTURING UPDATE:

In October 2000, AT&T announced a restructuring plan to create a family of four businesses, each operating under the AT&T brand and committed to uniform standards of quality. Under the plan, which is expected to be completed in 2002, each of these four businesses will become publicly held, trading as either a common stock or tracking stock.

On April 11, AT&T announced that the Internal Revenue Service ruled that the proposed split off of Liberty Media Corporation, which will own all of the assets reflected in the Liberty Media Group, qualifies as tax free for AT&T, Liberty Media and their shareowners. By mid summer of 2001, AT&T plans to convert the Liberty Media tracking stock into an asset-based security and launch Liberty Media Corporation as an independent, publicly-traded company. AT&T said that it needs to complete certain reorganization steps, which require some reviews, before the split off can be completed.

On April 18, AT&T released details of its offer to exchange shares of AT&T common stock for shares of AT&T Wireless Group tracking stock. Following the exchange offer and subject to receipt of a favorable tax ruling, the company plans to distribute its remaining interest in AT&T Wireless to AT&T common shareholders.  AT&T intends, however, to retain up to $3 billion of shares of AT&T Wireless for sale, exchange or monetization within six months following the split off. In preparation for the split off, AT&T Wireless has obtained independent credit ratings from Moody's, Standard & Poors and Fitch, completed a $6.5 billion global note offering, and closed on a $2.5 billion syndicated bank facility to provide liquidity support.

AT&T said it expects to distribute AT&T's Consumer tracking stock to shareholders later this year and plans to offer a portion of AT&T Broadband tracking stock to the public toward the end of the year, subject to shareholder approval, market and financial conditions.

OUTLOOK:

The company reiterated that it is not able to accurately estimate full-year AT&T Group revenue, EBITDA and EPS because of factors associated with its restructuring.  For example, the company is currently conducting an exchange offer of AT&T shares for AT&T Wireless tracking shares.  The number of AT&T shares that will be retired as a result of the exchange is not known, but could have a substantial effect on any full-year EPS estimate.  In addition, the planned AT&T Wireless split off, the public offering of AT&T Broadband tracking stock and the distribution of AT&T Consumer tracking stock will also affect EPS.  Factors such as timing, valuation or proceeds from such transactions, which cannot be predicted, may also affect the company's reported results.

The company reaffirmed the 2001 guidance ranges it had provided to investors in January for its four segments. AT&T also said it expects AT&T Group pro forma revenue growth for the second quarter to be in a range similar to growth in the first quarter of 2001, and expects EBITDA, excluding other income, to be in the mid-$4 billion range in the second quarter.

Excluding any impact of the AT&T/AT&T Wireless exchange offer, AT&T said it expects second quarter EPS, excluding other income, to be in the range of $0.01 to $0.04 and cash EPS, excluding other income, in the range of $0.15 to $0.18.

DEFINITIONS:

  AT&T Group does not include the results of Liberty Media Group (LMG), which is tracked as a separate class of stock. Earnings of AT&T Group are attributed to either AT&T Common Stock Group or AT&T Wireless Group.
  Cash EPS, excluding other income, refers to earnings per share excluding other income, the cumulative effect of accounting changes and amortization of franchise costs, goodwill associated with acquisitions and other purchase intangibles and equity losses.
  EBIT refers to earnings before interest, taxes, the cumulative effect of accounting changes and dividend requirements on preferred stock.
  EBIT, excluding other income, refers to EBIT excluding other income and pre-tax equity earnings (losses).
  EBITDA refers to EBIT excluding depreciation and amortization, and minority interests other than Excite@Home's minority interest.
  EBITDA, excluding other income, refers to EBITDA excluding other income and pre-tax equity earnings (losses).
  EPS, excluding other income, refers to earnings per share excluding other income, equity earnings (losses) and the cumulative effect of accounting changes.
  Pro forma revenue is adjusted for the acquisition of MediaOne, the elimination of per line charges by the Federal Communications Commission, the consolidation of At Home Corp. (Excite@Home) and closed cable partnerships.

The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management.

AT&T currently plans to complete the restructuring as announced, but can provide no assurances that all approvals and conditions will be satisfied or that events or new opportunities will not cause modifications to the plan or the timelines.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. These factors include the rate of decline of traditional voice long distance services, technology change and substitution, the actions of competitors in all segments in setting prices, conditions of excess capacity, and rates of implementation of regulatory changes that favor competitors and promote remonopolization.

For a more detailed description of the factors that could cause actual results to differ from forecast, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NOTE TO FINANCIAL MEDIA: AT&T and AT&T Wireless executives will discuss the company's performance in two-way conference calls for financial analysts at 8:00 a.m. ET and 10:00 a.m. ET, respectively. Reporters are invited to listen to the calls. For the 8:00 a.m. call, U.S., callers should dial 888-423-3268 to access the call. Callers outside the U.S. should dial 612-332-0226. To access the 10:00 a.m. call, U.S. callers should dial 888-428-4478. Callers outside the U.S. should dial 612-332-0107.

In addition, Internet rebroadcasts of the calls will be available on the AT&T Web site beginning later today. The Web site address is http://www.att.com/ir.

An audio rebroadcast of the 8:00 a.m. conference call will be available beginning at 1:00 p.m. ET on Tuesday, April 24th until midnight on April 27th. To access the replay, please visit http://www.att.com/ir, or U.S. callers can dial 800-475-6701, access code 575311. Callers outside the U.S. should dial 320-365-3844, access code 575311.

A replay of the 10:00 a.m. call will be available at 2:00 p.m. EDT on Tuesday, April 24 until midnight on April 27th. To access the replay, please visit http://www.att.com/wirelessir, or U.S. callers should dial 800-475-6701, access code 575314. Callers outside the U.S. should dial 320-365-3844, access code 575314.

Note: The Earnings Commentary will be available at both http://www.att.com/ir and http://www.att.com/wirelessir at 7:00 a.m. ET on April 24th.

AT&T Group
Combined Statements of Income (Unaudited)
For the Three For the Three
Months Ended Months Ended
Dollars in Millions March 31, March 31,
(except per share amounts) 2001 2000
Revenue	$16,763	$15,901

Operating Expenses
Costs of services and products	4,837	3,915
Access and other connection	3,286	3,588
Selling, general and administrative	3,868	3,289
Depreciation and other amortization	2,141	1,566
Amortization of goodwill, franchise costs and other purchased intangibles	846	368
Net restructuring and other charges	808	773
Total operating expenses	15,786	13,499

Operating income	977	2,402

Other (expense) income	(2,419)	668
Interest expense	969	589
Income before income taxes, minority interest and losses from equity investments	(2,411)	2,481
Provision for income taxes	(335)	509
Minority interest income (expense)	650	(44)
Net losses from equity investments	136	187
Income before the cumulative effect of accounting change	(1,562)	1,741
Cumulative effect of accounting change- net of tax	1,370	-
Dividend requirements of preferred stock, net	181	-
(Losses)(Losses) / earnings	$(373)	$1,741

AT&T Common Stock Group :
(Losses) earnings	$(366)	$1,741
Weighted-average shares (millions)	3,805	3,185
Weighted-average shares and potential common shares (millions)*	N/A	3,256

(Losses) earnings per basic share - before cumulative effect of accounting change	$(0.46)	$0.55
Earnings per basic share - cumulative effect of accounting change	0.36	-
(Losses) earnings per basic share	$(0.10)	$0.55

(Losses) earnings per diluted share - before cumulative effect of accounting change	$(0.46)	$0.54
Earnings per diluted share - cumulative effect of accounting change	$0.36	-
(Losses) earnings per diluted share	$(0.10)	$0.54

Dividends declared per share	$0.0375	$0.22

AT&T Wireless Group:
(Losses)	$(7)	$-
Weighted-average shares (millions)	363	-
Weighted-average shares and potential common shares (millions)**	N/A	-
(Losses) per basic and diluted share	$(0.02)	$-

*Weighted-average shares assumes dilution from the potential conversion of debt and equity securities and the potential exercise of outstanding stock options and other performance awards.

**Weighted-average shares assumes dilution from the potential conversion of AT&T preferred stock.